UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

                                  July 29, 2004
-------------------------------------------------------------------------------
                   Date of Report (Date of earliest event reported)

                           Central Freight Lines, Inc.
-------------------------------------------------------------------------------
              (Exact name of registrant as specified in its charter)

  Nevada                       00050485                            74-2914331
  ------                       --------                            ----------
(State or other              (Commission                          (IRS Employer
 jurisdiction                File number)                         Identification
of incorporation or                                                   Number)
organization)
                      5601 West Waco Drive, Waco, TX, 76710
-------------------------------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip code)

               Registrant's telephone number,including area code:
                                 (254) 772-2120

             ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial statements of businesses acquired.

             Not applicable

         (b) Pro forma financial information.

             Not applicable

         (c) Exhibits.

             99.1     Press Release dated July 29, 2004.

             ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 29, 2004, Central Freight Lines, Inc. announced its results of operations for the quarter ended July 3, 2004. The public announcement was made by means of a press release attached, the text of which is being furnished to the U. S. Securities and Exchange Commission in Exhibit 99.1 hereto.

The information contained in this report and the exhibit hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

The information in this report and the exhibit hereto may contain "forward-looking statements" that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 and otherwise may be protected. Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties that could cause actual results to differ materially. Please refer to the Company's prospectus filed on December 12, 2003, and the Company's other filings with the Securities and Exchange Commission for information concerning risks, uncertainties, and other factors that may affect future results.



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CENTRAL FREIGHT LINES, INC.


Date:    July 29, 2004                      By:  /s/ Jeffrey A. Hale
                                            ------------------------
                                            Name:  Jeffrey A. Hale
                                            Title:  Senior Vice President and
                                                     Chief Financial Officer

                                INDEX TO EXHIBITS


 Exhibit No.               Description

     99.1                  Press Release dated July 29, 2004.

                       CENTRAL FREIGHT LINES, INC. REPORTS
                        SECOND QUARTER FINANCIAL RESULTS


Waco, TX (PR Newswire)--July 29, 2004--Central Freight Lines, Inc. (Nasdaq/NMS:
CENF) announced today its financial results for the quarter and six months ended July 3, 2004.

For the second quarter of 2004, operating revenue was $105.5 million on 64 working days, compared to operating revenue of $100.2 million on 63 working days for the second quarter of 2003. Revenue per working day increased 3.7% and total tons hauled per working day increased 2.2%, for the second quarter of 2004 compared to the same period last year.

Consistent with the Company's previous guidance a net loss of $2.5 million, or $0.14 per diluted share was realized in the second quarter of 2004. The $2.5 million net loss included a $1.8 million, or $0.10 per diluted share, tax benefit from the reversal of a previously existing tax liability as a result of an IRS review. Pro forma net loss for the second quarter of 2003 was $831,000, or $0.08 per diluted share, using a pro forma tax rate of 39%. Prior to November 1, 2003, the Company was an S corporation and federal income tax attributes flowed directly to stockholders.

For the six months ended July 3, 2004, operating revenue amounted to $202.6 million a 1.8% increase over the $199.0 million reported for the same period in 2003. A $3.7 million net loss (equivalent to $0.21 loss per diluted share) was reported for the six months ended July 3, 2004, compared to pro forma net income of $1.1 million (equivalent to $0.09 pro forma earnings per diluted share) for the same period in 2003.

Central's President and Chief Executive Officer, Bob Fasso, commented on the Company's results, "Our current focus is on yield, labor and purchased transportation, which were significant contributors to the second quarter loss. LTL revenue per hundredweight, excluding fuel surcharges, remained essentially constant compared with the second quarter of 2003, while our average length of haul increased by approximately 11%. LTL revenue per hundredweight, excluding fuel surcharge, declined over 3% from the first quarter of 2004 despite an increase in average length of haul of approximately 3%. Productivity, measured by bills handled per hour, declined approximately 4% in the second quarter of 2004 compared to the same quarter last year. In addition, our current freight imbalance is continuing to cause a high usage of expensive one-way purchased transportation to balance freight lanes. With the extensive experience within our team, we believe we have identified the steps and are taking the actions necessary to reverse these negative trends."

 Mr. Fasso continued, "In addition, I am excited to announce that Walt Ainsworth joined us last week as Executive Vice President. Walt brings to Central more than 30 years experience in the trucking industry, most recently as the President of USF Corporation's Eastern Carrier Group. He has also served as the President and CEO of USF Dugan and Vice President of Operations for USF Reddaway. As Executive Vice President he will be involved in all aspects of the Company."

As of July 3, 2004, Central's balance sheet reflected $13.0 million in cash, $44.3 million in long-term debt and capital lease obligations, including current portion, a $2 million current note payable for the balance due on the purchase of Eastern Oregon Fast Freight's (EOFF) assets and $106.5 million in stockholders' equity. The company had net capital expenditures, primarily for a terminal and revenue equipment, of $11.0 million during the second quarter and $13.3 million during the six months ended July 3, 2004, plus an additional $8.1 million dollars relating to the purchase of certain assets of EOFF in March 2004. The Company expects net capital expenditures of approximately $15 million for the second half of 2004, excluding the additional $2.0 million that may become due for the EOFF purchase. On July 28, 2004, the Company increased its revolving line of credit to $30 million, extended the maturity date of the facility to April 30, 2006, and implemented cost savings in connection with issuing letters of credit. As of July 3, 2004, the Company was in compliance with the terms of its revolving line of credit and its $40 million accounts receivable securitization facility.

A conference call will be held 11:00am (EDT) on Friday, July 30 for the investment community. Persons who wish to access and listen to the call may do so by dialing 1-888-275-4480 and referencing the leader's name (Bob Fasso) and the Company's name (Central Freight Lines). Please dial in 5 to 10 minutes prior to the start of the call. A live webcast is also available at www.centralfreight.com and www.streetevents.com. For more information on how to access the webcast, and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.centralfreight.com.

A telephone replay will be available after 3:30pm (EDT) on July 30. To access the replay, dial 1-800-642-1687, reference ID # 8917639. A replay of the call will also be available on demand at both web sites.

Central Freight Lines, Inc. is a non-union less-than-truckload carrier specializing in regional overnight and second day markets. One of the 10 largest regional LTL carriers in the nation, Central provides regional, interregional, and expedited services, as well as value-added supply chain management, throughout the Midwest, Southwest, West Coast and Pacific Northwest. Utilizing marketing alliances, Central provides service solutions to the Great Lakes, Northeast, Southeast, Mexico and Canada.

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the risk that revenue growth may be delayed or not occur at all; the risk that rate decreases will be required to generate additional business; the risk that efficiency and productivity measures, including dynamic resource planning programs, will be further delayed or will not be successfully implemented throughout our operations; the risk that significant geographic expansion has produced or may produce freight imbalances, customer service issues, operational issues, or other consequences that we cannot manage successfully on a timely basis or at all; the risk that our insurance and claims costs will continue to exceed our expectations; and the risks detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including forms 8-K, 10-Q, 10-K, and our registration statement on Form S-1.




Corporate Contact:
Jeff Hale, Chief Financial Officer
(480) 361-5295
jhale@centralfreight.com

                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, dollars in thousands, except per share data)

                                                                      Quarters ended                  Six months ended
                                                                      --------------                  ----------------
                                                            July 3, 2004   July 5, 2003    July 3, 2004    July 5, 2003
                                                            ------------   ------------    ------------    ------------
Working Days
                                                                64             63              130             130
                                                               ----           ----            -----           -----
Operating revenues                                           $105,513       $100,150        $202,551        $198,952
                                                              -------        -------         -------         -------
Operating expenses:
  Salaries, wages and benefits *                               60,084         55,651         115,740         108,470
  Purchased transportation                                     11,387          9,679          22,692          17,504
  Purchased transportation-related parties                      5,965          6,003           8,242          12,209
  Operating and general supplies and expenses                  21,045         16,639          39,625          34,166
  Operating and general supplies and expenses-related parties      39            (15)            134              20
  Insurance and claims                                          6,657          5,507          10,401           8,386
  Building and equipment rentals                                1,044            805           1,973           1,633
  Building and equipment rentals - related parties                376            350             896             772
  Deprecation and amortization                                  3,951          4,286           7,870           8,558
                                                              -------        -------         -------         -------
      Total operating expenses                                110,548         98,905         207,573         191,718
                                                              -------        -------         -------         -------
  (Loss) income from operations                                (5,035)         1,245          (5,022)          7,234
Other expense:
  Interest expense                                               (368)        (1,024)           (573)         (2,001)
  Interest expense - related parties                           (1,537)        (1,583)         (3,142)         (3,095)
                                                              -------        -------         -------         -------
      (Loss) income from before income taxes                   (6,940)        (1,362)         (8,737)          2,138
Income tax:
  Income tax benefit (expense)                                  4,397             57           5,065            (129)
                                                              -------        -------         -------         -------
      Net (loss) income                                      $ (2,543)      $ (1,305)       $ (3,672)       $  2,009
                                                              =======        =======         =======         =======

Pro forma C Corporation data (unaudited):
  Historical (loss) income before income taxes               $     -        $ (1,362)       $     -         $  2,138
  Pro forma income tax benefit (expense)                           -             531              -           (1,029)
                                                              -------        -------         -------         -------
  Pro forma net (loss) income                                $     -        $   (831)       $     -         $  1,109
                                                              =======        =======         =======         =======
(Loss) income per share:
  Basic:                                                        (0.14)         (0.08)**        (0.21)           0.10**
  Diluted:                                                      (0.14)         (0.08)**        (0.21)           0.09**
Weighted average outstanding shares (in thousands):
  Basic                                                        17,842         10,868          17,777          10,868
  Diluted                                                      17,842         10,868          17,777          12,077

* YTD 2003 includes a $3,003 gain resulting from amendments to a benefit plan. ** Calculation based on pro forma net (loss) income.

                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       July 3, 2004 and December 31, 2003
            (Unaudited, dollars in thousands, except per share data)


                                 Assets                                       2004                 2003
                                                                        ------------------   ------------------
Cash                                                                    $     12,992         $     41,493
Accounts receivable                                                           57,536               51,864
Other current assets                                                           9,935                8,298
Deferred income taxes                                                          9,721                4,588
                                                                        ------------------   ------------------
    Total current assets                                                      90,184              106,243
Property and equipment, net                                                  126,289              114,693
Goodwill                                                                       4,324                4,324
Other assets                                                                   5,689                2,113
                                                                        ------------------   ------------------
    Total assets                                                        $    226,486         $    227,373
                                                                        ==================   ==================
                  Liabilities and stockholders' equity

Current maturities of long term-debt                                    $      7,187         $      6,375
Notes payable                                                                  2,024                -
Trade accounts payable                                                        22,454               18,136
Payables for related party transportation services                             3,380                1,020
Accrued expenses                                                              25,854               27,207
                                                                        ------------------   ------------------
    Total current liabilities                                                 60,899               52,738

Long-term debt, excluding current maturities                                  14,206               19,988
Related party financing                                                       22,920               23,154
Other liabilities                                                             21,990               23,055
                                                                        ------------------   ------------------
    Total liabilities                                                        120,015              118,935
                                                                        ------------------   ------------------

Total stockholders' equity                                                   106,471              108,438
                                                                        ------------------   ------------------
Total liabilities and stockholders' equity                              $    226,486         $    227,373
                                                                        ==================   ==================


                   CENTRAL FREIGHT LINES, INC AND SUBSIDIARIES
                              OPERATING STATISTICS
               (Amounts in thousands except where indicated by *)


                                                      Quarters ended                         Six months ended
                                                      --------------                         ----------------
                                              July 3,      July 5,                   July 3,       July 5,
                                                2004        2003      % Change         2004          2003       % Change
                                              -------       ------     --------       ------       -------      --------
Operating Ratio                                104.8%        98.8%                    102.5%         96.4%

Working days                                     64           63          1.6%         130           130            0.0%

LTL bills                                      971.93       987.32       -1.6%      1,884.18      1,966.48         -4.2%
Total bills                                    982.78       996.94       -1.4%      1,903.76      1,985.97         -4.1%
LTL tons                                       438.45       428.63        2.3%        840.42        848.60         -1.0%
Total tons                                     536.18       516.20        3.9%      1,018.42      1,032.11         -1.3%
LTL revenue per hundredweight*               $  11.31     $  11.08        2.1%      $  11.37      $  11.09          2.5%
LTL weight per bill (in pounds)*                  902          868        3.9%           892           863          3.4%
Average length of haul (in miles)*                479          432       10.9%           473           426         11.0%
Fuel surcharge as a % of total revenue*          4.7%         2.5%                      3.9%          2.8%
